Consent of Independent Registered Public Accounting Firm We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form F-3 (No. 333-272785) of our reports dated April 10, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Euronav NV (the Company) appearing in this Annual Report on Form 20-F. /s/BDO Bedrijfsrevisoren BV Zaventem, Belgium April 10, 2024